Exhibit 10.23

                                 AMENDMENT NO. 1
                                       TO
                  FEATHERLITE MFG., INC. 1994 STOCK OPTION PLAN


     This Amendment No. 1 to the Featherlite Mfg., Inc. 1994 Stock Option Plan (the "Plan") was adopted by the Board of Directors of the Company on May 14, 1996:

     1. Section 5 of the Plan is amended in its entirety to read as follows:

                                   "SECTION 5.

                                  PARTICIPANTS

                  The Board or the Committee, as the case may be, shall from time to time, at its discretion and without approval of the shareholders, designate those employees, directors, officers, consultants, and advisors of the Company or of any Subsidiary to whom nonqualified stock options shall be granted under this Plan; provided, however, that consultants or advisors shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or Subsidiary and such services are not in connection with the offer or sale of securities in a capital raising transaction. The Board or the Committee, as the case may be, shall, from time to time, at its discretion and without approval of the shareholders, designate those employees of the Company or any Subsidiary to whom incentive stock options shall be granted under this Plan. The Board or the Committee may grant additional incentive stock options or nonqualified stock options under this Plan to some or all participants then holding options or may grant options solely or partially to new participants. In designating participants, the Board or the Committee shall also determine the number of shares to be optioned to each such participant. The Board may from time to time designate individuals as being ineligible to participate in the Plan."


     2. Paragraph (a) of Section 17 of the Plan is hereby amended in its entirety to read as follows:

         "(a) Grant of Nonqualified Stock Options. All grants of nonqualified stock options to Outside Directors under this Section 17 shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

          (1) No person shall have any discretion to select the Outside Directors that shall be eligible for nonqualified stock options pursuant to this Section 17 or to determine the number of shares of Common Stock to be subject to such options, the option price per share or the date of grant.

          (2) Initial Grants. Each Outside Director who becomes a member of the Board of Directors after the date this Amendment No. 1 is adopted by the

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               Board  shall,  on the date that such  Outside  Director  is first elected to the Board of Directors by the shareholders of the Company, be granted a nonqualified stock option to purchase 3,000 shares of Common Stock of the Company.

          (3) Annual Grants. Each Outside Director shall, on the date of each annual meeting of the shareholders of the Company, be granted a nonqualified stock option to purchase 3,000 shares of Common Stock of the Company so long as such Outside Director continues to serve on the Board."

     3. Except as otherwise amended or modified herein, all other provisions of the Plan shall remain in full force and effect.


                               FEATHERLITE MFG., INC.



                               By   /s/ C. Clement
                               Its    President





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